                                                                   EXHIBIT 99.12

                      CONSENT OF NEEDHAM & COMPANY, INC.

    We hereby consent to the inclusion in the Proxy Statement and Management Information Statement/Prospectus of General Scanning Inc. and Lumonics Inc. ("Joint Proxy Statement/Prospectus") forming part of this Registration Statement on Form S-4 of our opinion dated October 27, 1998 to the Board of Directors of General Scanning Inc. attached as Annex C to the Joint Proxy Statement/Prospectus and to the references to our opinion under the captions "Summary--Opinions of Financial Advisor" and "The Merger--Background of the Merger," "--Recommendation of the Board of Directors of General Scanning; Reasons for the Merger," and "--Opinion of General Scanning's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        /s/ Needham & Company, Inc.
                                        Needham & Company, Inc.

February 10, 1999